Exhibit 10.1
AMENDMENT NO. 2
TO THE
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
2006 STOCK INCENTIVE PLAN
     WHEREAS, Town Sports International Holdings, Inc. (the “Corporation”) maintains the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as previously amended (the “Plan”);
     WHEREAS, pursuant to Section 13.1 of the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”) may at any time, and from time to time, amend, in whole or in part, any of or all the provisions of the Plan; and
     WHEREAS, the Compensation Committee desires to amend the Plan, effective as of January 1, 2007;
     NOW, THEREFORE, pursuant to Section 13.1 of the Plan, the Plan hereby is amended, effective as of March 15, 2007, as follows:
     1.       Section 2.47 of the Plan is amended by the addition of the following new sentence at the end thereof:
“Further, notwithstanding the foregoing, with respect to Awards granted on or after March 15, 2007, a Participant that is a full-time employee of the Company or an Affiliate that commences working on a part-time basis for the Company or an Affiliate shall be deemed to have experienced an involuntary Termination of Employment without Cause if such Participant is not regularly scheduled to work more than 24 hours per week.”
     2.       Section 11.1(a)(v) of the Plan is amended by the addition of the following new sentences at the end thereof:
“Notwithstanding the foregoing, if a Participant is deemed to have experienced a Termination of Employment in accordance with the last sentence of Section 2.47 of the Plan, then (A) any Stock Options and any Stock Appreciation Rights that are not vested as of the date of such Participant’s Termination of Employment in accordance with the last sentence of Section 2.47 of the Plan (“Special Unvested Options or Rights”) shall not terminate or expire as of the date of such Termination of Employment and shall remain outstanding until a Participant experiences a Termination of Employment (other than on account of the last sentence of Section 2.47 of the Plan), but in no event beyond the expiration of the stated term of any such Special Unvested Options or Rights, and (B) no Special Unvested Options or Rights will thereafter vest except as set forth in the next succeeding sentence. If, after a Termination of Employment in accordance with the last sentence of Section 2.47 of the Plan, (1) a Participant remains continuously employed by the Company or any of its Affiliates, and (2) subsequent thereto, such Participant becomes regularly scheduled to work more than 24 hours per week, then any Special Unvested Options or Rights shall immediately vest as to any shares of Common Stock that did not vest under the terms of such Special Unvested Options or Rights between the date of such Participant’s Termination of Employment in accordance with the last sentence of Section 2.47 of the Plan and the date such Participant became regularly scheduled to work more than 24 hours per week solely as a result of the application of the immediately preceding sentence.”
     3.       Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.
     IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to be executed as of March 6, 2007.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
By:	/s/ Richard Pyle
	Name:	Richard Pyle
	Title:	CFO